Exhibit 5.1

Dykema Gossett PLLC 111 E. Kilbourn Ave. Suite 1050 Milwaukee, WI 53202 www.dykema.com Tel: 414-488-7300

October 28, 2024

Jet.AI Inc.

10845 Griffith Peak Dr., Suite 200

Las Vegas, NV 89135

Attention: George Murnane

RE:	Registration Statement on Form S-3 (File No. 333-281578)

Dear Board of Directors:

We have acted as counsel to Jet.AI Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-281578) (the “Registration Statement”) filed with the Commission on September 9, 2024, relating to the proposed offer and sale from time to time pursuant to Rule 415 under the Securities Act of up to $50,000,000 of the Company’s securities, consisting of an indeterminate amount of: (i) senior and subordinated debt securities of the Company (the “Debt Securities”) issued pursuant to one or more indentures (each, an “Indenture”), between the Company and one or more financial institutions designated as trustee, (ii) shares of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), (iii) warrants (the “Warrants”) to purchase Common Stock, Preferred Stock and/or Debt Securities, issued pursuant to one or more warrant agreements (each, a “Warrant Agreement”) between the Company and a warrant agent to be selected by the Company prior to the issuance of the applicable Warrants, (iv) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (v) rights (the “Rights”) to purchase Common Stock, Preferred Stock, Debt Securities, or Warrants, and (vi) units comprised of one or more shares of Common Stock, shares of Preferred Stock, Debt Securities, Warrants and/or Rights. The Registration Statement will be supplemented from time to time by one or more prospectus supplements.

A separate opinion has been rendered in connection with certain matters relating to the Registration Statement, which was filed as Exhibit 5.1 thereto.

With respect to certain matters in connection with the proposed offer and sale by the Company of an aggregate of up to $5,400,000 worth of shares (the “Shares”) of the Common Stock, pursuant to the Registration Statement, the prospectus and a prospectus supplement relating to the offer and sale of the Shares (the prospectus and the prospectus supplement, together the “Sales Prospectus”). We understand that the Shares are proposed to be offered and sold by the Company through Maxim Group LLC as sales agent (the “Agent”), pursuant to an Equity Distribution Agreement by and between the Sales Agent and the Company (the “Sales Agreement”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the preparation and filing of the Registration Statement, the preparation and filing of the Sales Prospectus, the negotiation and execution of the Sales Agreement, and the authorization, issuance and sale of the Shares.

In connection with the preparation of this supplemental opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the accuracy, completeness, and the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the legal capacity of all natural persons, and the genuineness of all signatures. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based on the foregoing we are of the opinion that, following (i) authorization by the Company’s Board of Directors or a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Board of Directors, of the terms pursuant to which the Shares may be sold pursuant to the Sales Agreement, (ii) issuance of the Shares pursuant to placement instructions under the Sales Agreement, consistent with the terms authorized in the above-mentioned resolutions of the Board of Directors or a duly authorized pricing committee thereof, and (iii) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such placement instructions, the Shares will be duly authorized, and when the Shares have been issued and sold in the manner described in the Registration Statement, the Sales Prospectus and the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the laws of the applicable provisions of the Delaware General Corporation Law, as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This supplemental opinion is for your benefit in connection with the offer and sale of the Shares pursuant to the Registration Statement and the Sales Agreement and may be relied upon by you and by persons entitled by law to rely upon it pursuant to the applicable provisions of the U.S. federal securities laws. This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Sales Prospectus. We hereby consent to the use of this opinion as Exhibit 5.1 to the such Form 8-K, and further consent to the use of our name under the caption “Legal Matters” in the Sales Prospectus which is part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this supplemental opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Dykema Gossett PLLC

Dykema Gossett PLLC